UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2013

Dendreon Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35546	22-3203193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 2nd Avenue, Seattle, Washington		98101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	On August 5, 2013, Gregory T. Schiffman, Executive Vice President, Chief Financial Officer and Treasurer, notified Dendreon Corporation (the “Company”) that he would be leaving the Company effective as of December 31, 2013. In connection with his departure, the Company will provide severance benefits to Mr. Schiffman pursuant to the terms of his employment agreement.

(c)	Starting August 9, 2013, Gregory R. Cox, currently Vice President, Finance, will assume the role of Interim Chief Financial Officer of the Company. As Interim Chief Financial Officer, Mr. Cox will be the Company’s principal financial officer as well as its principal accounting officer, the role he currently assumes. During the time Mr. Cox acts as the Interim Chief Financial Officer of the Company, Mr. Schiffman will stay employed to assist with the transition. The Company will conduct a search for a permanent Chief Financial Officer.

Mr. Cox, 47, joined the Company in November, 2005 and has served as the Company’s Vice President, Finance for the past five years. On February 7, 2006, Mr. Cox was designated the principal accounting officer of the Company. Prior to joining the Company, from 1999 to September, 2005, Mr. Cox was the Vice President and Treasurer of Corixa Corporation, a biotechnology company, and from 1995 to 1999 was Corixa’s Controller. Mr. Cox is a certified public accountant.

The Company has not entered into, adopted or commenced any new, or amended any existing, compensation plans or arrangements or employment agreements with Mr. Cox.

There are no arrangements or understandings between Mr. Cox and any other persons pursuant to which he was appointed as the Interim Chief Financial Officer of the Company. There are no family relationships between Mr. Cox and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Cox pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

Date: August 8, 2013	/s/ Christine Mikail
Christine Mikail
Executive Vice President, Corporate Development, General Counsel and Secretary